Exhibit 99.1

Kips Bay Medical Provides FDA Update & Reports Fourth Quarter and Full Year 2012 Results

Minneapolis, MN, March 28, 2013 (BUSINESS WIRE)—Kips Bay Medical, Inc. (NASDAQ: KIPS) along with Manny Villafaña, its Founder, Chairman and CEO, today provided an update on its progress with the U.S. FDA and announced financial results for fourth quarter and year ended December 31, 2012.

FDA Update

Recent highlights:

•                  Receipt of IDE approval with conditions from the U.S. FDA.

•                  U.S. FDA approves enrollment expansion to 15 patients in the U.S.

•                  First eSVS Mesh Implants in the U.S.

•                  U.S. FDA removes conditions from IDE approval.

Kips Bay is currently conducting a feasibility trial in the United States and Europe. This trial is a multi-center, randomized study of external saphenous vein graft (“SVG”) support using the Company’s eSVS® Mesh in CABG Surgery and is titled the eMESH I clinical feasibility trial. The objective of this trial is to demonstrate the initial safety and performance of the Company’s eSVS Mesh for use as an external SVG support device during coronary artery bypass procedures. Kips Bay Medical expects to enroll up to 120 patients at eight European and four U.S. sites.  Enrollments in the eMESH I trial commenced in late August 2012 at the Bern University Hospital, Bern, Switzerland.  The primary safety endpoint is the rate of major adverse cardiac events (“MACE”) within 30 days of the procedure. The eSVS Mesh performance will be evaluated based upon the angiographic patency rate of the enrolled grafts, where patency is defined as less than 50% stenosis, or blockage, of the SVG at six months after surgery.  As of March 1, 2013, six sites in Europe and the United States have received ethics committee approval and are actively recruiting patients.  The Company expects to use the data from this study as the basis for the filing of  a request for an Investigational Device Exemption (“IDE”) to perform a pivotal trial in the United States and Europe.

On November 8, 2012, Kips Bay announced that the U.S. Food and Drug Administration (“FDA”) had approved with conditions our application for an IDE to include four U.S. study sites in the eMESH I clinical feasibility trial of the Company’s eSVS Mesh.  In its approval, the FDA indicated that it was allowing a staged enrollment within the United States starting with five patients.  In January 2013, the FDA expanded their approval to allow for 15 patients.  The Company will provide six-month follow-up angiogram data for five U.S. patients or, alternatively, a combination of 10 patients from inside and outside the United States, for the FDA to review.  If the FDA determines that these angiograms are acceptable, the Company expects to receive the approval from the FDA to enroll the remaining 35 U.S. patients initially requested by the Company.

In February-March 2013, the first three U.S. patients were implanted with the eSVS Mesh at the Northeast Georgia Medical Center in Gainesville, Georgia.  These implants were performed as part of the Kips Bay Medical eMESH I clinical feasibility trial.

On March 7, 2013, in response to additional information the Company provided to the FDA, the FDA notified the Company that it had satisfactorily addressed the conditions indicated by the FDA in the Agency’s November 8, 2012 approval noted above.

Intellectual Property Update

During 2012, the Company significantly improved its intellectual property position.  In the United States, three patents were issued bringing the Company’s total issued U.S. patents to five.  The Company currently has three patent applications pending in the United States.

Internationally,  the Company has four issued patents; one each issued in Japan, Europe, Canada and South Africa. During 2012, the European patent was validated by, and is enforceable in, all eight European countries selected by the Company. Currently, the Company has seven patent applications pending in countries outside the U.S.

The issued patents include claims directed towards, among other things, the knitted, resilient and compliant structure of the Company’s eSVS Mesh which is designed to provide structural support to inhibit vessel expansion and provide the vein graft with physiological attributes similar to those of an artery, and the surgical procedures relating to the delivery system design and implant deployment method for the eSVS Mesh.

Financial Results

Net sales were $226,000 for the year ended December 31, 2012, down from $252,000 for the same period in the prior year.  The net loss in the year was $5.5 million, or $0.34 per diluted share, compared to a net loss of $4.3 million, or $0.27 per diluted share, for the prior year.   The Company achieved a gross margin of 56.6% compared to 63.9% for the full year 2012 and 2011, respectively.

In the fourth quarter of 2012, net sales were $27,000, down from $94,000 in the fourth quarter of 2011.   Gross profit was $15,000 and $61,000 in the fourth quarters of 2012 and 2011, respectively. Net loss in the fourth quarter of 2012 was $1.5 million, or $0.09 per diluted share, compared to a net loss of $1.1 million, or $0.07 per diluted share, in the fourth quarter of 2011.  The decrease in net sales for the quarter and year-to-date periods was the result of reduced demand from the Company’s distributors in southern Europe which are most affected by national budget problems. The Company is not aware of any specific or supplemental reimbursement for its eSVS Mesh and it expects sales to continue at modest levels until additional clinical study data is available.

Balance Sheet and Cash Flow

Cash, cash equivalents and short-term investments increased to $10.4 million at Deember 31, 2012 from $9.2 million at December 31, 2011. Total current assets increased to $11.4 million at December 31, 2012, up from $10.2 million at December 31, 2011. These increases were driven by the Company’s public offering completed in December 2012, from which the Company realized net proceeds of approximately $5.4 million, partially offset by cash used in operations during 2012.

Current liabilities increased from $260,000 as of December 31, 2011 to $788,000 as of December 31, 2012. This increase resulted from a combination of factors which include the accrual of certain expenses related to the Company’s December 2012 public offering, increased costs related to the performance of clinical trials and from the timing of expense payments at the end of 2012 as compared with the end of 2011.

Cash used in operations decreased from $8.1 million in 2011 to $4.2 million in 2012. This decrease resulted primarily from the payment of a $5.0 million dollar milestone obligation to Medtronic, Inc. in June 2011, which did not recur in 2012, partially offset by an increased net loss in 2012.

Looking Ahead

Sales, general and administrative expenses will remain at or near current levels as the Company continues to pursue its sales and marketing activities.  Research and development expenses are expected to increase slightly as the Company’s clinical study related activities increase.  The Company’s ability to maintain and improve margins will be dependent upon both the pricing negotiated with distributors and future production levels required to support commercial sales and clinical trials.

“In pursuing our feasibility study, we have met and worked with some tremendously talented and dedicated cardiac surgeons at a number of preeminent cardiac surgery centers in Europe this past year,” said Manny Villafaña, Kips Bay Medical Chairman and Chief Executive Officer. “But it’s particularly gratifying to finally be working with U.S. cardiac surgeons to study our eSVS Mesh.  In the upcoming year, we will focus on completing the enrollment in our feasibility study.”

About the eSVS Mesh

The eSVS Mesh is a highly flexible, semi-compliant, kink-resistant, tubular-shaped device, knitted from nitinol (nickel/titanium) wire. The eSVS Mesh is designed to be fitted like a sleeve on the outside of saphenous vein grafts (“SVG”) to strengthen SVGs used in coronary artery bypass graft (“CABG”) surgery.   By strengthening the SVG and preventing expansion of the vein graft, the Company hopes to reduce or prevent the resulting injury which can lead to SVG failure and potentially costly and complicated re-interventions for patients undergoing CABG surgery.

Kips Bay originally acquired the eSVS Mesh technology from Medtronic, Inc. in 2007.  Kips Bay received CE Mark approval in May 2010 and began marketing and commenced shipments of the eSVS Mesh in select European markets in June 2010 and in the United Arab Emirates in October 2010. Since the receipt of its CE Mark, Kips Bay estimates that there have been in excess of 450 implants of the eSVS Mesh.

About Kips Bay Medical

Kips Bay Medical, Inc., founded in 2007 and headquartered in Minneapolis, Minnesota, is a medical device company focused on manufacturing and commercializing its external saphenous vein support technology, or eSVS MESH for use in coronary artery bypass grafting surgery. The eSVS MESH is a nitinol mesh sleeve that, when placed over a saphenous vein graft during CABG surgery, is designed to improve the structural characteristics and long-term performance of the saphenous vein graft. Additional information about Kips Bay Medical, Inc. can be found at www.KipsBayMedical.com.

Safe Harbor

Certain statements in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are provided under the protection of the safe harbor for forward-looking statements provided by that Act. For example, statements in this press release regarding (i) the benefits of our eSVS mesh in reducing or preventing injury to an SVG; (ii) the number of patients expected to be enrolled in the eMESH I trial ; (iii) expectations with regard to the FDA review and approval process for the Company’s eMESH I trial; (iv) expectations regarding sales, general and administrative expenses, research and development expenses and margins; (v) the ability to negotiate prices with distributors and meet future production levels in order to maintain and improve margins; and (vi) satisfying the FDA’s requirements and moving forward with the regulatory approval process in the U.S. are examples of forward-looking statements. Forward-looking statements involve risks and uncertainties which could cause results to differ materially from those projected, including but not limited to, the potential for the FDA’s refusal to grant, or delays in granting, IDE approvals; lack of growth, or declines, in CABG procedures; unanticipated negative results in clinical trials and other factors detailed from time to time in our SEC filings, including our most recent annual report on Form 10-K filed on March 27, 2013 and subsequent periodic reports. We encourage you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release. The forward-looking statements made in this release are made only as of the date of this release, and we undertake no obligation to update them to reflect subsequent events or circumstances.

Contact:

Kips Bay Medical, Inc.

Manny Villafaña, Chairman and Chief Executive Officer, +1-763-235-3540

Email: Manny.Villafana@KipsBayMedical.com

or

Scott Kellen, Chief Financial Officer,  +1-763-235-3540

Email:  Scott.Kellen@KipsBayMedical.com

Kips Bay Medical, Inc.

Statements of Comprehensive Income (unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended			Year Ended
	December 31,		Percent	December 31,		Percent
	2012	2011	Change	2012	2011	Change

Net sales	$27	$94	(71.3)%	$226	$252	(10.3)%
Cost of sales	(12)	(33)	(63.6)	(98)	(91)	7.7
Gross profit	15	61	(75.4)	128	161	(20.5)

Operating expenses:
Research and development	658	371	77.4	2,483	1,675	48.2
Selling, general and administrative	847	803	5.5	3,167	2,755	15.0
Total operating expenses	1,505	1,174	28.2	5,650	4,430	27.5

Other income (expense):
Interest income	2	4	(50.0)	15	19	(21.1)
Loss before provision for income tax benefit	(1,488)	(1,109)	34.2	(5,507)	(4,250)	29.6
Provision for income tax benefit	—	—		—	—	—

Net loss	$(1,488)	$(1,109)	34.2%	$(5,507)	$(4,250)	29.6%
Net loss per share—basic and diluted	$(0.09)	$(0.07)	28.6%	$(0.34)	$(0.27)	25.9%
Weighted average shares outstanding—basic and diluted	16,674,631	16,112,943	3.5%	16,402,363	15,557,969	5.4%

Comprehensive loss	$(1,488)	$(1,109)	34.2%	$(5,504)	$(4,253)	29.4%

Kips Bay Medical, Inc.

Balance Sheets (unaudited)

(In thousands, except share and per share amounts)

	December 31,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$9,403	$6,211
Short-term investments	947	2,957
Accounts receivable, net of allowance for doubtful accounts of $0 and $14 as of December 31, 2012 and 2011, respectively	31	40
Inventories	915	892
Prepaid expenses and other current assets	103	100
Total current assets	11,399	10,200
Property and equipment, net	457	467
Total assets	$11,856	$10,667

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$333	$85
Accrued liabilities	455	175
Total current liabilities	788	260

Stockholders’ equity:
Undesignated stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding as of December 31, 2012 and December 31, 2011, respectively	—	—
Common stock, $0.01 par value, 40,000,000 shares authorized, 26,346,079 and 16,245,579 issued and outstanding as of December 31, 2012 and December 31, 2011, respectively	263	162
Additional paid-in capital	40,655	34,591
Accumulated other comprehensive loss	—	(3)
Accumulated deficit	(29,850)	(24,343)
Total stockholders’ equity	11,068	10,407
Total liabilities and stockholders’ equity	$11,856	$10,667

Kips Bay Medical, Inc.

Statements of Cash Flows (unaudited)

(In thousands)

	Year Ended December 31,
	2012	2011
Cash flows from operating activities:
Net loss	$(5,507)	$(4,250)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	109	111
Stock-based compensation	588	492
Amortization of premium on short-term investments	79	132
Other	17	—
Non-cash interest income	—	(16)
Changes in operating assets and liabilities:
Accounts receivable	9	16
Inventories	(23)	(286)
Prepaid expenses and other current assets	(3)	1,160
Accounts payable	248	(95)
Accrued liabilities	280	(368)
Accrued milestone and royalties	—	(5,001)
Net cash used in operating activities	(4,203)	(8,105)
Cash flows from investing activities:
Proceeds from sales and maturities of short-term investments	6,459	4,029
Purchases of short-term investments	(4,526)	(6,869)
Purchase of property and equipment	(117)	(112)
Proceeds from sale of property and equipment	2	—
Net cash (used in) provided by investing activities	1,818	(2,952)
Cash flows from financing activities:
Proceeds from sale of common stock in a public offering, net of issuance costs of $1,059	5,441	—
Proceeds from sale of common stock under common stock purchase agreement, net of related costs of $4	135	—
Proceeds from sale of common stock in IPO, net of issuance costs of $2,868	—	13,632
Proceeds from the exercise of employee stock options	1	88
Net cash provided by financing activities	5,577	13,720
Net increase in cash and cash equivalents	3,192	2,663
Cash and cash equivalents at beginning of period	6,211	3,548
Cash and cash equivalents at end of period	$9,403	$6,211